NYDOCS01/1113450.2
PROSPECTUS SUPPLEMENT                           REGISTRATION NO.  333-96061
(To Prospectus February 17, 2006)               Filed Pursuant to Rule 424(b)(3)


                      [INTERNET ARCHITECTURE HOLDRS logo]


                        1,000,000,000 Depositary Receipts
                     Internet Architecture HOLDRS (SM) Trust

          This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Architecture HOLDRS (SM) Trust.

          The share amounts specified in the table in the "Highlights of Internet Architecture HOLDRS" section of the base prospectus shall be replaced with the following:


                                                                           Share          Primary
                        Name of Company                       Ticker      Amounts     Trading Market
           ------------------------------------------------ ---------- ------------- ----------------
           3Com Corporation                                    COMS          3            NASDAQ
           Adaptec, Inc.                                       ADPT          1            NASDAQ
           Apple Computer, Inc.                                AAPL          4            NASDAQ
           Ciena Corporation(1)                               CIEND      .285714286       NASDAQ
           Cisco Systems, Inc.                                 CSCO          26           NASDAQ
           Dell Inc.                                           DELL          19           NASDAQ
           EMC Corporation                                     EMC           16            NYSE
           Extreme Networks, Inc.                              EXTR          2            NASDAQ
           Foundry Networks, Inc.                              FDRY          1            NASDAQ
           Gateway, Inc.                                       GTW           2             NYSE
           Hewlett-Packard Company                             HPQ        22.2225          NYSE
           International Business Machines Corporation         IBM           13            NYSE
           Juniper Networks, Inc.                              JNPR          2            NASDAQ
           McDATA Corporation                                 MCDTA     0.588910419       NASDAQ
           Network Appliance, Inc.                             NTAP          2            NASDAQ
           Napster, Inc.                                       NAPS        0.1646         NASDAQ
           Sun Microsystems, Inc.                              SUNW          25           NASDAQ
           Sycamore Networks, Inc.                             SCMR          2            NASDAQ
           Symantec Corp.                                      SYMC      1.0039106        NASDAQ
           Unisys Corporation                                  UIS           2             NYSE

(1) The quantity of shares of Ciena Corporation ("CIEN") represented by each 100 share round lot of Internet Architecture HOLDRS decreased, from 2, to
0.28571428571 shares due to the 1 for 7 reverse stock split of Ciena Corporation. Effective September 25, 2006 Ciena Corporation began trading under the NASDAQ ticker "CIEND."


          The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2006.